Exhibit 99.1

     WALTER INDUSTRIES NAMES JOSEPH B. LEONARD AND MARK J. O'BRIEN TO BOARD
                                  OF DIRECTORS

TAMPA, Fla., May 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) announced today that Joseph B. Leonard, Chairman and Chief Executive Officer of AirTran Holdings, Inc. (NYSE: AAI) and Mark J. O'Brien, President and Chief Executive Officer of Brier Patch Capital and Management, Inc. and retired President and Chief Executive Officer of Pulte Corporation, have been named to the Board of Directors of Walter Industries. Their appointments will take effect on June 23, 2005.

"Joe and Mark are exceptionally well-qualified," said Don DeFosset, Chairman and Chief Executive Officer. "I'm thrilled that they will be joining our Board. These appointments continue our tradition of strong, independent outside directors."

Mr. Leonard has been chairman and chief executive officer of AirTran Holdings, Inc. since January 1999. Prior to joining AirTran, Mr. Leonard held a wide range of executive positions. These included chief executive officer of Allied Signal's aerospace marketing, sales and service organization, chief operating officer for Eastern Air Lines, as well as a number of key management positions at American Airlines, Northwest Airlines and the Boeing Company. Mr. Leonard received a bachelor's degree in aerospace engineering from Auburn University.

Mr. O'Brien currently serves as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm. Mr. O'Brien served in various capacities at Pulte for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O'Brien received a bachelor's degree in history from the University of Miami.

Walter Industries, Inc. is a diversified company with revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,100 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

SOURCE  Walter Industries, Inc.
    -0-                             05/26/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, +1-813-871-4404/
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    /Web site:  http://www.walterind.com /